UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 7, 2004

(Date of earliest event reported)

SONIC SOLUTIONS

(Exact name of registrant as specified in its charter)

California	72870	93-0925818
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Rowland Way, Suite 110 Novato, CA	94945
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 893-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.	Page 3

Item 9.01	Financial Statements and Exhibits.	Page 3

Signatures		Page 4

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INFORMATION INCLUDED IN THIS REPORT

ITEM 1.01 Entry into a Material Definitive Agreement.

On September 7, 2004, the 2004 Equity Compensation Plan (the “Plan”) of Sonic Solutions (the “Company”) became effective upon approval by the Company’s shareholders at the Company’s annual meeting of shareholders held on the same date. The Plan is designed to provide employees, including executive officers, directors and consultants of the Company the opportunity to purchase the Company’s common stock through incentive stock options, non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights (collectively, the “awards”).

A total of 3,000,000 shares of common stock is reserved initially for issuance under the Plan, subject to adjustment in the event of a stock split, stock dividend, or other similar change in the common stock or capital structure of the Company. Generally, the term of any award may not be greater than ten years and the exercise price to purchase common stock pursuant to an option may not be less than 100% of the fair market value of the common stock on the date of grant.

Subsequent to shareholder approval of the Plan, each of Robert J. Doris, Mary C. Sauer, Robert Greber, Peter Marguglio and Warren R. Langley received an option grant to purchase 170,000, 80,000, 30,000, 24,000 and 24,000 shares, respectively, of common stock under the Plan at an exercise price of $15.90 per share, which represented the closing selling price per share of the Company’s common stock on the Nasdaq National Market on September 7, 2004.

A copy of the Plan and the option agreements for the individual grants are attached hereto as Exhibits 10.1 through 10.6, and are incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 10.1	Sonic Solutions 2004 Equity Compensation Plan

Exhibit 10.2	Option Agreement for Robert J. Doris

Exhibit 10.3	Option Agreement for Mary C. Sauer

Exhibit 10.4	Option Agreement for Robert Greber

Exhibit 10.5	Option Agreement for Peter Marguglio

Exhibit 10.6	Option Agreement for Warren R. Langley

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Novato, State of California, on the 13th day of September, 2004.

SONIC SOLUTIONS

Signature	Date

/s/ Robert J. Doris	September 13, 2004
Robert J. Doris President and Director (Principal Executive Officer)

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